April 27, 2018

Board of Directors
Jackson National Life Insurance Company of New York
2900 Westchester Avenue
Purchase, New York 10577

Re:	Jackson National Life Insurance Company of New York (“Jackson of New York”) JNLNY Separate Account II File Nos. 333-86933 and 811-09577

Directors:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 39 to a Registration Statement on Form N-4 for the Fixed and Variable Annuity Contracts (the "Contracts") to be issued by Jackson of New York and its separate account, JNLNY Separate Account II. Legal services in connection with this opinion are provided pursuant to the Administrative Services Agreement between Jackson National Life Insurance Company and Jackson of New York.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1.
JNLNY Separate Account II is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2.
Upon the acceptance of premium payments made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally issued, fully paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or a copy thereof, as an exhibit to Post-Effective Amendment No. 39 to the Registration Statement.

Very truly yours,

/s/ ALISON SAMBORN

Alison Samborn
Senior Attorney, Legal Product Development